SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 21, 2008

WASHINGTON REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-6622	53-0261100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6110 Executive Boulevard, Suite 800, Rockville, Maryland	20852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 984-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 21, 2008, Washington Real Estate Investment Trust (“WRIT”) entered into an unsecured term loan with Wells Fargo Bank, National Association. The loan has a principal amount of $100 million and a maturity date of February 19, 2010. This loan has been guaranteed by all of WRIT’s subsidiaries (excluding those subsidiaries that are the owners of properties subject to securitized real estate loans and are therefore not permitted to execute guaranties of WRIT’s indebtedness).

The loan will bear interest at WRIT’s option of LIBOR plus 1.50% or Wells Fargo Bank’s prime rate. In addition, WRIT paid a loan fee equal to 0.125% of the $100 million principal amount. The loan agreement requires that WRIT obtain interest rate protection for at least 50% of the principal amount of the loan. On February 21, 2008, WRIT entered into an interest rate swap agreement with Wells Fargo Bank, National Association, in connection with the loan. As a result of the interest rate swap agreement, the loan bears interest at an effective fixed rate of 4.45% per annum and provides for monthly interest-only payments due on the first business day of each calendar month commencing on March 3, 2008. The interest rate swap agreement will settle contemporaneously with the maturity of the loan.

The loan may not be prepaid during the first 12 months of its term. During the 13th through 18th month of the term, the loan may be prepaid upon the payment of a fee 0.25% of the amount prepaid. Thereafter the loan may be prepaid without prepayment fees, other than customary charges that may be incurred to unwind LIBOR contracts and any interest rate protection contracts.

The loan agreement contains representations, financial and other affirmative and negative covenants, events of defaults and remedies typical for this type of loan. The principal financial covenants are (1) tangible net worth must be at least $350 million plus 80% of all equity WRIT has issued since June 30, 2006; (2) total liabilities must not exceed 60% of total assets; (3) secured debt must not exceed 35% of total assets; (4) earnings before interest, taxes, depreciation and amortization (“EBITDA”) must be at least 175% of fixed charges; (5) net operating income from un-mortgaged assets must be at least 200% of unsecured interest expense; (6) the average (weighted on an economic basis) occupancy of un-mortgaged properties must be at lest 80%; (7) not more than 20% of total assets may be unimproved real estate, mortgage notes, total budgeted costs for development properties and major redevelopment properties and certain other non-real estate assets; and (8) not more than 15% of total assets may be owned by non-wholly owned subsidiaries. For the purposes of these covenants, total assets is calculated primarily as the sum of (a) WRIT’s annual EBITDA capitalized at 7.5%, (b) cash, cash equivalents (excluding tenant deposits and other restricted cash and cash equivalents) and readily marketable securities and (c) the current book value of construction in process.

The loan agreement contains cross default provisions with WRIT’s other material indebtedness.

Item 8.01.	Other Events.

On February 25, 2008, WRIT repaid the $60 million outstanding principal balance under its 6.898% Mandatory Par Put Remarketed Securities (“MOPPRS”) notes, which were due to be remarketed on February 25, 2008. WRIT recognized a $8.4 million non-recurring charge upon settlement of these notes.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description
4.1	Term Loan Agreement dated as of February 21, 2008 by and between Washington Real Estate Investment Trust and Wells Fargo Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON REAL ESTATE INVESTMENT TRUST
(Registrant)

By:	/s/ Sara Grootwassink
(Signature)

Sara Grootwassink
Chief Financial Officer

February 27, 2008